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                                                        EXHIBIT 1.A.(5)(b)(2)(a)


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                             ML LIFE INSURANCE COMPANY OF NEW YORK                                NEW YORK,
                                                                                                  NEW YORK



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                             ADDITIONAL INSURANCE RIDER
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RIDER SCHEDULE               Insured No. 1:               Richard Roe

                             Insured No. 2:               Jane Roe

                             Owner:                       Jane Roe

                             Issue Date:                  September 30, 1992

                             Policy Number:               SPECIMEN

                             Rider Face Amount:           $500,000.00
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INSURANCE BENEFITS           The rider provides additional insurance converge to the insureds.  It is payable to the beneficiary at the death of the last surviving insured.  The rider face amount provided by this rider is shown on the above rider schedule.
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CHANGING THE RIDER           The owner may elect to change the rider face amount prior to either
FACE AMOUNT                  insured's attained age 85.  The minimum change in the rider face amount is
                             $100,000. One (1) such change is permitted each year.  The minimum additional insurance rider face amount is $100,000.  To request a change in rider face amount, you must provide satisfactory notice to us.  The effective date of change will be the policy anniversary date next following underwriting approval of the change.  As of the effective date of change, the guarantee period will change.  See HOW WE DETERMINE THE GUARANTEE
                             PERIOD.
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INCREASING THE RIDER         If both insureds are alive, you may increase the rider face amount.
FACE AMOUNT                  Satisfactory evidence of insurability will be required before we will increase the rider face amount.  We will not allow an increase on the first policy anniversary if the face amount of the policy plus the new rider face amount provide a guarantee period of less than one year from the effective date of the increase.  An increase in face amount will decrease the guarantee period.
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AIVUL92NY                                                             SPECIMEN
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DECREASING THE RIDER          Beginning in policy year 8, you may decrease the rider face amount but not
FACE AMOUNT                   below the amount required to keep the policy qualified as life insurance under federal income tax laws.  A decrease in face amount will increase the guarantee period.
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HOW WE DETERMINE THE          WHEN A CHANGE IN RIDER FACE AMOUNT IS REQUESTED
GUARANTEE PERIOD              As of the effective date of change, we will redetermine the guarantee period as follows:
                                 (1)      We take the fixed base described in the policy as of such date.
                                 (2)      Based on the policy year, the face amount of the policy, plus the rider face amount, and the amount in (1), we will
                                          redetermine the guarantee period.

                              Our computations are based on an annual interest rate of 5% and the guaranteed maximum cost of insurance rates shown in Appendix 1.
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COST OF RIDER                 The cost of the rider is determined by dividing the rider face amount by
                              $1000 and multiplying the result by the current cost of insurance rate per
                              $1000 based on the policy year and sex and underwriting class of both insureds.  The cost of the rider is deducted from the investment base as described in the policy. See INVESTMENT BASE IN EACH INVESTMENT DIVISION in the policy.
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INCONTESTABILITY AND          The incontestability and suicide provisions of the policy also apply to
SUICIDE                       this rider.  We can contest the validity of any change in the rider face amount requested by owner if any material misstatements are made in any application required for that change.  We will not contest any change in the rider face amount requested by the owner after the change has been in effect during either insured's lifetime for two years from the effective date of such change.  If either insured commits suicide within two years of the effective date of any increase in the rider face amount requested by the owner, we will terminate the coverage attributable to such increase in rider face amount and pay only a limited benefit.  The limited benefit will be the amount of cost of insurance deductions made for such increase.
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WHEN THIS RIDER WILL          This rider will terminate on the date the policy terminates or lapses.
TERMINATE
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AIVUL92NY                                                              SPECIMEN
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GENERAL                       The rider is a part of the policy.  It has no cash or loan value.  Its benefit is subject to all the terms of this rider and the policy.


                              ML LIFE INSURANCE COMPANY OF NEW YORK




                              /S/ BARRY G. SKOLNICK         /S/ ALLEN JONES
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                                  Barry G. Skolnick             Allen Jones
                                    Secretary                     President
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AIVUL92NY                                                              SPECIMEN